Exhibit 99.1

IMPLANT SCIENCES CONTINUES THE DIVESTITURE OF
NON-STRATEGIC ASSETS

WAKEFIELD, MA. July 2, 2008…Implant Sciences Corporation (AMEX: IMX), a high technology supplier of sophisticated systems and sensors for the homeland security market and related industries, today announced the execution of a definitive agreement selling certain assets used in the production of coating medical products.  The Company received gross cash proceeds of approximately $750,000 in connection with this sale.  Earlier this year, the Company informed its medical coating customers that it would be exiting this business by the end of calendar 2008.  As a result, beginning with the financial statements for the quarter ended March 31, 2008, the Company reported sales from its medical reporting unit as discontinued operations.

“Our operating plan calls for the complete withdrawal from our medical and semiconductor businesses by the end of the calendar year,” said Phillip C. Thomas, CEO and President of Implant Sciences.  “The sale of these assets marks another milestone toward achieving that goal and contributes the additional cash needed in support of our ongoing security products business.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the Company’s ability to successfully sell and withdraw from its medical and semiconductor businesses by the end of the calendar year, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended June 30, 2007 and Quarterly Reports for the periods ended September 30, 2007, December 31, 2007 and March 31, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:
Mozes Communications, LLC
Kristine Mozes (781) 652-8875
kristine@mozescomm.com